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                                                                     Exhibit 4.3

                                   WAIVER AND
                      SECOND AMENDMENT TO CREDIT AGREEMENT

      This WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of July 24, 2003 (the "WAIVER AND SECOND AMENDMENT"), is entered into among NASHUA CORPORATION, a Massachusetts corporation (the "BORROWER"), whose address is 11 Trafalgar Square, 2nd Floor, Nashua, New Hampshire 03063, FLEET NATIONAL BANK, a national Banking association ("FLEET") and LASALLE BANK NATIONAL ASSOCIATION, a national Banking association ("LASALLE", TOGETHER WITH FLEET, THE "BANKS" AND AS AGENT FOR THE BANKS "AGENT"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603

                                R E C I T A L S:

      A. The Borrower and the Banks entered into that certain Credit Agreement dated as of March 1, 2002 (as amended, restated and modified from time to time, the "CREDIT AGREEMENT").

      B. At the present time the Borrower requests, and the Banks are agreeable to (i) a decrease to the EBITDA financial covenant contained in Section 10.6.3 and (ii) a waiver of the violations by the Borrower of the Funded Debt to EBITDA Ratio and EBITDA covenants set forth in Sections 10.6.2 and 10.6.3, respectively, pursuant to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:

                              A G R E E M E N T S:

      1. RECITALS

      The foregoing Recitals are hereby made a part of this Waiver and Second Amendment.

      2. DEFINITIONS

      Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

      3. AMENDMENT TO THE CREDIT AGREEMENT

            EBITDA. Section 10.6.3 of the Credit Agreement is hereby amended in its entirety to read as follows:

            "EBITDA. Not permit EBITDA for any Computation Period to be less than the applicable amount set forth below for such Computation Period:

Computation Periods
       Ending                              EBITDA
       ------                              ------
September 30, 2003                      $11,600,000

December 31, 2003                       $12,000,000

March 31, 2004                          $12,250,000

June 30, 2004                           $12,500,000

September 30, 2004                      $12,750,000

December 31, 2004 and all
times thereafter"                       $13,000,000


      4. WAIVER OF DEFAULTED COVENANTS The Borrower has informed the Banks that
(i) the Borrower's Funded Debt to EBITDA Ratio for the fiscal quarter ended 6/27/03 was more than the required 2.75 to 1.00 as set forth in Section 10.6.2 of the Credit Agreement, and as such the Borrower failed to comply with the Funded Debt to EBITDA Covenant set forth in said Section 10.6.2 for such period, and (ii) the Borrower's EBITDA for the fiscal quarter ended 6/27/03 was less than the required Twelve Million Dollars ($12,000,000) as set forth in Section
10.6.3 of the Credit Agreement, and as such the Borrower failed to comply with the EBITDA covenant set forth in said Section 10.6.3 for such period (each a "DEFAULTED COVENANT" and collectively the "DEFAULTED COVENANTS"). The Borrower agrees and acknowledges that, as a result of the occurrence of such Defaulted Covenants, Events of Default have occurred and are continuing under Section
12.1.4 of the Credit Agreement. The Borrower has therefore requested that the Banks waive compliance by the Borrower with the Defaulted Covenants for the fiscal quarter ended 6/27/03, as well as the resulting Events of Default.

      The Banks hereby waive: (a) compliance by the Borrower with the Defaulted Covenants for the fiscal quarter ended 6/27/03, (b) the Events of Default occurring by reason of the Borrower's failure to comply with the Defaulted Covenants solely for the fiscal quarter ended 6/27/03, and (c) the Bank's remedies under the Credit Agreement with respect to the Defaulted Covenants and the subsequent Events of Default. This waiver shall be narrowly construed and shall neither extend to any other violations under, or default of, the Credit Agreement, including but not limited to, a violation of the Funded Debt to EBITDA Ratio and EBITDA covenants for any future period of time, nor shall this waiver prejudice any rights or remedies which the Banks may have or be entitled to with respect to such future violations or defaults.

      5. REPRESENTATIONS AND WARRANTIES

      To induce the Banks to enter into this Waiver and Second Amendment, the Borrower hereby certifies, represents and warrants to the Banks that:


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            5.1 Organization

      The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The exact legal name of the Borrower is as set forth in the preamble of this Waiver and Second Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except that some of its operations were conducted under the name Rittenhouse, Rittenhouse Paper Company or Rittenhouse, L.L.C. prior to 2002. The Borrower will not change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.

            5.2 Authorization

      The Borrower is duly authorized to execute and deliver this Waiver and Second Amendment and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

            5.3 No Conflicts

      The execution and delivery of this Wavier and Second Amendment and the performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation of the Borrower or of any agreement binding upon the Borrower.

            5.4 Validity and Binding Effect

      The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

            5.5 Compliance with Credit Agreement

      The representation and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Banks and except for such changes as are specifically permitted under the Credit Agreement. In addition, except for the Defaulted Covenants, the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 thereof.


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            5.6 No Event of Default

      As of the date hereof and except for the Events of Default occurring as a result of the Defaulted Covenants, no Event of Default under Section 12 of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

            6. CONDITIONS PRECEDENT

      This Waiver and Second Amendment shall become effective as of the date above first written after receipt by the Banks of the following documents (and the date on which all such conditions precedent have been satisfied or waived by the Banks shall be called the "WAIVER AND SECOND AMENDMENT EFFECTIVE DATE"):

            6.1 Waiver and Second Amendment

      This Waiver and Second Amendment executed by the Borrower and the Banks.

            6.2 Resolutions

      A certified copy of resolutions of the Board of Directors and/or shareholders of the Borrower authorizing the execution, delivery and performance of this Waiver and Second Amendment and the related loan documents.

            6.3 Other Documents

      Such other documents, certificates and/or opinions of counsel as the Banks may request.

            6.4 Waiver and Second Amendment Fee

      The Borrower agrees to pay to the Banks a Waiver and Second Amendment Fee in the amount of $20,000 and 00/100 Dollars ($20,000.00) to be split evenly between LaSalle Bank National Association and Fleet National Bank.

      7. GENERAL

            7.1 Governing Law; Severability

      This Waiver and Second Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Waiver and Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Waiver and Second Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Waiver and Second Amendment.


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            7.2 Successors and Assigns

      This Waiver and Second Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks and the successors and assigns of the Banks.

            7.3 Continuing Force and Effect of Loan Documents

      Except as specifically modified or amended by the terms of this Waiver and Second Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Waiver and Second Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents.

            7.4 Financing Statements

      The Borrower hereby irrevocably authorizes the Banks at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

            7.5 References to Credit Agreement

      Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

            7.6 Expenses

      The Borrower shall pay all costs and expenses in connection with the preparation of this Waiver and Second Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Banks or any affiliate or parent of the Banks. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Waiver and Second Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

            7.7 Counterparts

      This Waiver and Second Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Waiver and
Second Amendment to Credit Agreement as of the date first above written.

WITNESS:                                  NASHUA CORPORATION

/s/ Margaret M. Callan                    By:    /s/ John L. Patenaude
                                          Name:  John L. Patenaude
                                          Title: Vice President-Finance, Chief
                                                 Financial Officer and Treasurer

WITNESS:                                  LASALLE BANK NATIONAL
                                          ASSOCIATION, as Agent
-------------------------
                                          By:    /s/ Brian Sullivan
                                          Name:  Brian Sullivan
                                          Title: Vice President

WITNESS:                                  LASALLE BANK NATIONAL
                                          ASSOCIATION, as Issuing Bank and as a
-------------------------                 Bank

                                          By:    /s/ Brian Sullivan
                                          Name:  Brian Sullivan
                                          Title: Vice President

WITNESS:                                  FLEET NATIONAL BANK, as a Bank

/s/ Signature Illegible                   By:    /s/ Kenneth R. Sheldon
                                          Name:  Kenneth R. Sheldon
                                          Title: Vice President


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